Exhibit 4.2

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of May 9, 2011, among PENTAIR, INC., a Minnesota corporation (the “Company”), the Guarantors listed in Schedule I (the “Guarantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of May 2, 2011 (the “Indenture”), providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series;

WHEREAS, Sections 2.1 and 9.1 of the Indenture provide, among other things, that the Company and the Trustee may, without the consent of Holders, enter into indentures supplemental to the Indenture to provide for specific terms applicable to any series of notes;

WHEREAS, Section 2.1 of the Indenture provides, among other things, that there shall be established in or pursuant to a Board Resolution, and set forth, or determined in the manner provided, in an Officers’ Certificate of the Company or in a Company Order, or established in one or more indentures supplemental to the Indenture, prior to the issuance of Securities of any series, whether Securities of the series are entitled to the benefits of any Securities Guarantee of any Guarantor pursuant to the Indenture, the identity of any such Guarantors at the time of initial issuance of the Securities of such series, whether Notations of Guarantees are to be included on such Securities and any terms of such Securities Guarantee with respect to the Securities of the series in addition to those set forth in Article X of the Indenture, or any exceptions to or changes to those set forth in Article X of the Indenture;

WHEREAS, Section 10.1 of the Indenture provides that prior to the authentication and delivery upon original issuance of Securities of any series that are to be guaranteed by a Person, the Company, the Trustee and such Person shall have entered into a supplemental indenture pursuant to Section 9.1(11) of the Indenture whereby such Person shall have executed a Securities Guarantee under the Indenture with respect to any series of Securities as to which such Person has been so established pursuant to Section 2.1 of the Indenture as a Guarantor thereof;

WHEREAS, the Company intends by this First Supplemental Indenture to create and provide for the issuance of a new series of debt securities to be designated as the “5.000% Senior Notes due 2021” (the “Notes”);

WHEREAS, the Company intends by this First Supplemental Indenture to provide that the Notes will be entitled to the benefits of the Securities Guarantee of the Guarantors;

WHEREAS, the Guarantors intend by this First Supplemental Indenture to execute a Securities Guarantee with respect to the Notes;

WHEREAS, pursuant to Section 9.1(9) and (11) of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this First Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder of Notes; and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture and delivered as provided in the Indenture against payment therefor, valid, binding and legal obligations of the Company and the Guarantors according to their terms, and all actions required to be taken by the Company and the Guarantors under the Indenture to make this First Supplemental Indenture a valid, binding and legal agreement of the Company and the Guarantors, have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01  Definitions.

(a)           All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture.

(b)           The following are definitions used in this First Supplemental Indenture, and to the extent that a term is defined both herein and in the Indenture, the definition in this First Supplemental Indenture shall govern with respect to the Notes.

“Attributable Debt” with regard to a sale and leaseback transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under the lease during the remaining term thereof (including any period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine the rate, the weighted average interest rate per annum borne by the Notes then outstanding under the Indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount will also include the amount of the penalty, but will not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles in effect in the United States as of the date of the Indenture.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and its subsidiaries taken as a whole to any “person” or

“group” (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’)) other than to the Company and/or one or more of its Subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner”‘ (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, at least a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the Company’s board of directors cease to be Continuing Directors; or

(5) the approval by the holders of the Company’s Voting Stock of any plan for its liquidation or dissolution.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the Company’s first public announcement of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control or, if earlier, upon abandonment of the Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade); provided, however, that a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a Change of Control if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the purported Change of Control Triggering Event). Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the Company’s most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at its option) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the Company’s most recent consolidated balance sheet and determined in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total assets reflected on the consolidated balance sheet of the Company and its Subsidiaries as of the end of the most recently ended fiscal quarter for which consolidated financial statements have been prepared, determined on a consolidated basis in accordance with GAAP.

“Continuing Director” means, as of any date of determination, any member of the Company’s board of directors who:

(1) was a member of such board of directors on the date of the issuance of the Notes; or

(2) was nominated for election or elected or appointed to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of the Company’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“CPT” means Clean Process Technologies, a division of Norit Holding B.V.

“Credit Agreement” means the Existing Credit Agreement as such agreement may be amended, supplemented or otherwise modified from time to time, and any agreement, indenture or other documentation evidencing extensions, refinancings, replacements or restructurings of the credit facilities governed by the Existing Credit Agreement, whether the same or any other agent, agents, lenders or group of lenders is or are parties thereto.

“Existing Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of April 28, 2011, among the Company, the lenders and issuing banks party thereto, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as co-syndication agents, and The Bank of Tokyo-Mitsubishi UFJ, LTD., Wells Fargo Bank, N.A. and PNC Bank, National Association, as co-documentation agents.

“Fitch” means Fitch Rating, and its successors.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States; notwithstanding anything to the contrary in the Indenture, the determination of whether a lease constitutes a Capital Lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in the lessee’s financial statements, shall be determined under generally accepted accounting principles in the United States as in effect on the date of the Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Liens” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other similar encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Material Subsidiary” means each Subsidiary Guarantor and any other Subsidiary of the Company which owns a Principal Property, or which, at the time of determination, constitutes a “significant subsidiary” (as such term is defined in Regulation S-X as in effect on the date of the Indenture).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means an individual, limited liability company, partnership, corporation, trust, unincorporated organization, association, joint venture or other entity or a government or agency or political subdivision thereof.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by the Company or any of its Material Subsidiaries, whether owned on the date of the Indenture or thereafter acquired, that has a net book value (determined in accordance with GAAP) in excess of 1% of the Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries and is located in the United States of America, Canada or the Commonwealth of Puerto Rico. Any plant, warehouse, office building or parcel of real property or portion thereof which the Company’s board of directors in good faith determines is not of material importance to the business conducted by the Company and its subsidiaries taken as a whole will not be a Principal Property.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are primary U.S. Government securities dealers), and their respective successors, or if at any time any of the above is not a primary U.S. Government securities dealer, the Company will substitute therefore another primary U.S. Government securities dealer, and (ii) two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date (as defined in Section 2.04(c) of this First Supplemental Indenture) with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Special Mandatory Redemption Date” means the date 15 calendar days, or the next  Business Day if such date is not a Business Day, following the  earlier to occur of (1) July 31, 2011 if the CPT acquisition has not been consummated on or prior to such date or (2) the date, if any, that the Company’s acquisition agreement for CPT is terminated.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the Notes together with accrued and unpaid interest, if any, from the date of original issuance to, but not including, the Special Mandatory Redemption Date.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with the Company’s in accordance with GAAP and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries.

“Treasury Rate” means, for any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis), computed as of the second Business Day immediately preceding that Redemption Date, of the Comparable Treasury

Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Section 1.02  Other Definitions.

Term	Defined in Section
“Change of Control Offer”	4.01(a)

“Change of Control Payment Date”	4.01(b)

“Interest Payment Date”	2.04(c)

“Maturity Date”	2.04(b)

“Regular Record Date”	2.04(c)

Section 1.03  Incorporation by Reference of Trust Indenture Act.

This First Supplemental Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this First Supplemental Indenture.  The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this First Supplemental Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company and the Guarantors and any other obligor on the indenture securities.

All other TIA terms used in this First Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rules promulgated under the TIA have the meanings assigned to them by such definitions.

ARTICLE II

APPLICATION OF SUPPLEMENTAL INDENTURE

AND CREATION, FORMS, TERMS AND CONDITIONS OF NOTES

Section 2.01  Application of this First Supplemental Indenture.  Notwithstanding any other provision of this First Supplemental Indenture, the provisions of this First Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Notes.  The Notes constitute a separate series of Securities as provided in Section 2.1 of the Indenture.

Section 2.02  Creation of the Notes.  In accordance with Section 2.1 of the Indenture, the Company hereby creates the Notes as a separate series of its Securities issued pursuant to the Indenture.  The Notes shall be issued initially in an aggregate principal amount of $500,000,000.

Section 2.03  Form of the Notes.  The Notes shall each be issued in the form of a Global Security, duly executed by the Company and the Guarantors and authenticated by the Trustee, which shall be deposited with the Trustee as custodian for DTC and registered in the name of “Cede & Co.,” as the nominee of DTC.  The Notes shall be substantially in the form of Exhibit A attached hereto.  So long as DTC, or its nominee, is the registered owner of a Global Security, DTC or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Security for all purposes under the Indenture and under such Notes.  Ownership of beneficial interests in such Global Security shall be shown on, and transfers thereof will be effective only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) or by participants or Persons that hold interests through participants (with respect to beneficial interests of beneficial owners).  No Notations of Guarantees are required to be included on any of the Notes.

Section 2.04  Terms and Conditions of the Notes.

The Notes shall be governed by all the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture.  In particular, the following provisions shall be terms of the Notes:

(a)           Title and Conditions of the Notes.  The title of the Notes shall be as specified in the Recitals; and the aggregate principal amount of the Notes shall be as specified in Section 2.02 of this Article II, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, the Notes pursuant to Sections 2.8, 2.9, 2.13, 2.16, 5.7 or 9.5 of the Indenture.

(b)           Stated Maturity.  The Notes shall mature, and the principal of the Notes shall be due and payable in U.S. Dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on May 15, 2021 (the “Maturity Date”).

(c)           Payment of Principal and Interest.  The Notes shall bear interest at 5.000% per annum, from and including May 9, 2011, or from the most recent Interest Payment Date (as defined hereafter) on which interest has been paid or provided for until the principal thereof becomes due and payable, and on any overdue principal.  Interest shall

be calculated on the basis of a 360-day year comprised of twelve 30-day months.   Interest on the Notes shall be payable semi-annually in arrears in U.S. Dollars on May 15 and November 15 of each year, commencing on November 15, 2011 (each such date, a “Interest Payment Date” for the purposes of the Notes under this First Supplemental Indenture).  Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Depositary) at the close of business on May 1 or November 1  (whether or not that date is a Business Day), as the case may be, immediately preceding such Interest Payment Date (each such date, a “Regular Record Date” for the purposes of the Notes under this First Supplemental Indenture).

(d)           Registration and Form.  The Notes shall be issuable as registered securities as provided in Section 2.03 of this Article II.  The form of the Notes shall be as set forth in Exhibit A attached hereto.  The Notes shall be issued and may be transferred only in minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.  All payments of principal, Redemption Price, Special Mandatory Redemption Price, any purchase price relating to a Change of Control Offer and accrued unpaid interest in respect of the Notes shall be made by the Company as set forth in the Notes.

(e)           Legal Defeasance and Covenant Defeasance.  The provisions for legal defeasance in Section 8.2 of the Indenture, and the provisions for covenant defeasance in Section 8.3 of the Indenture, shall be applicable to the Notes.

(f)            Further Issuance.  Notwithstanding anything to the contrary contained herein or in the Indenture, the Company may, from time to time, without the consent of or notice to the Holders, create and issue further securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first Interest Payment Date) as, ranking equally and ratably with, the Notes.  Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes.

(g)           Redemption.  The Notes are subject to redemption by the Company in whole or in part in the manner described herein.

(h)           Guarantees.  The payment of the principal and any accrued and unpaid interest on the Notes, whether at the Maturity Date, by acceleration, by redemption or otherwise, is fully, unconditionally and irrevocably guaranteed, jointly and severally, by the Guarantors as provided in Article X of the Indenture.

(i)            Ranking.  The Notes will be the Company’s unsecured and unsubordinated obligations and will rank equally with all of its current and future unsecured and unsubordinated indebtedness, including any borrowings under the Existing Credit Agreement, and senior to all of its current and future subordinated debt. The Securities Guarantees will be the Guarantors’ unsecured and unsubordinated indebtedness, and senior to all of the Guarantors’ current and future subordinated debt.

(j)            Sinking Fund.  The Notes are not entitled to any sinking fund.

(k)           Other Terms and Conditions.  The Notes shall have such other terms and conditions as provided in the form thereof attached as Exhibit A hereto.

ARTICLE III

REDEMPTION

Section 3.01  Optional Redemption.  The Notes are subject to redemption, in whole or in part, from time to time, at the Company’s option at a Redemption Price equal to the greater of:

(i)                                     100% of the principal amount of the Notes to be redeemed, and

(ii)                                  the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points.

At any time on or after the date that is three months prior to the Maturity Date, the Company may redeem the Notes, in whole or in part from time to time, at its option, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed.

In each case, the Company will also pay the accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

Section 3.02  Special Mandatory Redemption.  If the CPT acquisition is not consummated by July 31, 2011, the Notes shall be redeemed on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price.  The Company, or the Trustee, at the written direction of the Company, on the Company’s behalf, shall prepare and mail a notice of redemption to each Holder within five Business Days after the occurrence of the event triggering such redemption. The Trustee shall give notice reasonably promptly after receiving written direction to give such notice. On and after the Special Mandatory Redemption Date, interest shall cease to accrue on the Notes (unless the Company defaults in the payment of the Special Mandatory Redemption Price). On or before the Special Mandatory Redemption Date, the Company shall deposit with a Paying Agent money sufficient to pay the Special Mandatory Redemption Price.

Section 3.03  Open Market Repurchases.  Notwithstanding any provision hereunder or under the Indenture to the contrary, the Company and its Affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that the Company or any of its Affiliates purchase may, at the Company’s discretion, be held, resold or canceled.

ARTICLE IV

CHANGE OF CONTROL

Section 4.01  Change of Control.

(a)           Upon the occurrence of a Change of Control Triggering Event, unless the Company has given written notice with respect to a redemption of the Notes as described under Section 3.01 or Section 3.02, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

(b)           Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice, or transfer their Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(c)           The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(d)           The Company must comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of such conflicts.

ARTICLE V

COVENANTS

The covenants set forth in this Article V shall be applicable to the Company in addition to the covenants in Article III of the Indenture, which shall in all respects be applicable in respect of the Notes.

Section 5.01  Limitation on Liens.

The Company will not, and will not permit any Material Subsidiary to, create, assume or guarantee any indebtedness for money borrowed that is secured by Liens on any Principal Property (other than any Lien in favor of the Company or any Subsidiary Guarantor) without making effective provision for securing the Notes equally and ratably with such indebtedness, except that the foregoing restrictions will not apply to:

(1) Liens on Principal Property existing at the time the Company or a Material Subsidiary acquired or leased the Principal Property, including Principal Property acquired by the Company or a Material Subsidiary through a merger or similar transaction;

(2) Liens on any Principal Property acquired, constructed or improved by the Company or any Material Subsidiary after the date of the Indenture, which Liens are created or assumed contemporaneously with, or within 180 days of, such acquisition, construction, improvement or commencement of commercial operation of such Principal Property and which are created to secure, or provide for the payment of, all or any part of the cost of such acquisition, construction or improvement;

(3) Liens on property of any Person existing at the time such Person becomes a Material Subsidiary;

(4) Liens imposed by law for taxes, assessments or charges of any governmental authority for claims which are not overdue for a period of more than 60 days, or to the extent that such Lien is being contested in good faith by appropriate actions and adequate reserves in accordance with GAAP are being maintained therefor;

(5) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate actions, which actions have the effect of preventing the forfeiture or sale of the property subject thereto;

(6) Liens securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature (including those to secure health, safety and environmental obligations) in each case incurred in the ordinary course of business;

(7) Liens consisting of judgment or judicial attachment liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, provided that (x) in the case of judgment and judicial attachment liens, the enforcement of such Liens is effectively stayed, and (y) the aggregate amount secured by all such Liens does not at any time exceed the greater of (i) $25,000,000 and (ii) 0.5% of the Company’s Consolidated Total Assets;

(8) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances on real property which in the aggregate do not materially detract from the value of such property or materially interfere with the ordinary conduct of the Company’s businesses and its Subsidiaries;

(9) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such leases are not otherwise prohibited;

(10) any Lien renewing, extending or replacing any Lien referred to above, to the extent that (a) the principal amount of the indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby; or

(11) any other Lien on any of the Company’s or its subsidiaries’ assets or properties that secure indebtedness, liabilities and obligations of the Company or its subsidiaries in an aggregate amount at the time of the creation of such Lien that, together with the amount of such indebtedness, liabilities and obligations secured by other Liens pursuant to this clause at such time, does not exceed an amount equal to 15% of the Company’s Consolidated Net Tangible Assets.

Section 5.02  Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any Material Subsidiary to, enter into any sale and leaseback transaction covering any Principal Property owned and in full operation for more than 180 days. However, a sale and leaseback transaction will not be prohibited if:

(1) the transaction is permitted pursuant to the exception described in the last clause under Section 5.01;

(2) an amount equal to the greater of (i) the net proceeds of the sale or transfer and (ii) the Attributable Debt of the Principal Property sold (as determined by the Company) is applied within 180 days to the voluntary retirement of notes or other indebtedness of the Company (other than indebtedness subordinated to the Notes) or a Material Subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

(3) the lease is for a period not exceeding three years and by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued; or

(4) the lease is with the Company or another Material Subsidiary.

ARTICLE VI

AGREEMENT TO BE BOUND; SECURITIES GUARANTEE

Section 6.01  Agreements to be Bound.  Each Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.  The Guarantors agree to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

Section 6.02  Guarantees.  Each Guarantor hereby fully, unconditionally and irrevocably guarantees, jointly and severally with each other Guarantor, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors, the full and punctual payment when due, whether at maturity, by redemption, acceleration or otherwise, of the obligations of the Company under the Notes and the other guaranteed obligations of the Company set forth in Article X of the Indenture.  The terms of each Securities Guarantee are more fully set forth in Article X of the Indenture and each Guarantor agrees to be bound by such terms.  Notwithstanding any provision hereof to the contrary, upon the release of any Securities Guarantee of a Guarantor pursuant to Section 10.3 of the Indenture, each reference to “Guarantor” herein and in the Notes shall exclude such Person.

Section 6.03  Future Guarantors.  The Company shall cause any Subsidiary of the Company that guarantees, directly or indirectly, any indebtedness of the Company under the Credit Agreement to at the same time, execute and deliver to the Trustee a supplement to the Indenture pursuant to which such Subsidiary will guarantee payment of the Notes and all other Obligations of the Company on the same terms and conditions as those set forth in the Indenture. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture until such Securities Guarantee is released in accordance with the provisions of the Indenture.

ARTICLE VII

MISCELLANEOUS

Section 7.01  Ratification of  Indenture.

This First Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and constructed as one and the same instrument.

Section 7.02  Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this First Supplemental Indenture by the TIA, the required or deemed provision shall control.

Section 7.03  Notices.

All notices and other communications shall be given as provided in the Indenture; provided that notices to a Guarantor shall be given to such Guarantor in care of the Company.

Section 7.04  Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THERETO.  EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 7.05  Successors.

All agreements of the Company and the Guarantors in this First Supplemental Indenture and the Notes shall bind their successors.  All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 7.06  Multiple Originals.

The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this First Supplemental Indenture.  The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.07  Headings.

The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 7.08  Trustee Not Responsible for Recitals

The recitals contained herein shall be taken as statements of the Company and the Guarantors, and the Trustee does not assume any responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture and perform its obligations hereunder.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

PENTAIR, INC.

By:	/s/ Michael G. Meyer
	Name:	Michael G. Meyer
	Title:	Vice President of Treasury and Tax and Treasurer

Signature page to the First Supplemental Indenture

GUARANTORS:

FILTERSOFT, LLC
FLECK CONTROLS, INC.
HOFFMAN ENCLOSURES (MEX.), LLC
HOFFMAN ENCLOSURES INC.
MORAINE PROPERTIES, LLC
NANOSOFT HOLDINGS, INC.
PENTAIR FILTRATION SOLUTIONS, LLC
PENTAIR NANOSOFT US HOLDINGS, LLC
PENTAIR PUMP GROUP, INC.
PENTAIR TECHNICAL PRODUCTS, INC.
PENTAIR TECHNICAL PRODUCTS HOLDINGS, INC.
PENTAIR TECHNICAL PRODUCTS SERVICE CO.
PENTAIR WATER, LLC
PENTAIR WATER GROUP, INC.
PENTAIR WATER POOL AND SPA, INC.
PENTAIR WATER TREATMENT (OH) COMPANY
PENTAIR WATER TREATMENT COMPANY
PLYMOUTH PRODUCTS, INC.
POROUS MEDIA CORPORATION
SENECA ENTERPRISES CO.
STA-RITE INDUSTRIES, LLC

By:	/s/ Michael G. Meyer
Name: Michael G. Meyer
Title: Authorized Representative

Signature page to the First Supplemental Indenture

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

Signature page to the First Supplemental Indenture

SCHEDULE I

LIST OF GUARANTORS

FilterSoft, LLC

Fleck Controls, Inc.

Hoffman Enclosures (Mex.), LLC

Hoffman Enclosures Inc.

Moraine Properties, LLC

Nanosoft Holdings, Inc.

Pentair Filtration Solutions, LLC

Pentair Nanosoft US Holdings, LLC

Pentair Pump Group, Inc.

Pentair Technical Products, Inc.

Pentair Technical Products Holdings, Inc.

Pentair Technical Products Service Co.

Pentair Water, LLC

Pentair Water Group, Inc.

Pentair Water Pool and Spa, Inc.

Pentair Water Treatment (OH) Company

Pentair Water Treatment Company

Plymouth Products, Inc.

Porous Media Corporation

Seneca Enterprises Co.

Sta-Rite Industries, LLC

Schedule I - Page 1

EXHIBIT A

FORM OF NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP NO. 709631AD7

ISIN NO. US709631AD73

PENTAIR, INC.

5.000% SENIOR NOTE DUE 2021

$500,000,000	No.: R-1

PENTAIR, INC., a Minnesota corporation (herein called the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS or such other principal amount as shall be set forth on Schedule I hereto on May 15, 2021 and to pay interest thereon at the rate of 5.000% per annum from and including May 9, 2011, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on May 15 and November 15 of each year, commencing on November 15, 2011 (each, an “Interest Payment Date”), until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, except as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such interest, which will be the May 1 and November 1 (whether or not that date is a Business Day), as the case may be (each, a “Regular Record Date”), immediately preceding each Interest Payment Date.  Any such interest not so punctually paid or

Exhibit A - Page 1

duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and either may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture. Payment of the principal of and interest on this Note (including, without limitation, any Redemption Price, Special Mandatory Redemption Price or purchase price relating to a Change of Control Offer) will be made at the office or agency of the Company maintained for that purpose pursuant to the Indenture (initially the principal corporate trust office of the Trustee in Minneapolis, Minnesota (the “Corporate Trust Office”)), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Securities Register. Payments of principal and interest at maturity will be made against presentation of this Note at the Corporate Trust Office (or such other office as may be established pursuant to the Indenture), by check or wire transfer.

Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the Certificate of Authentication hereon has been executed by the Trustee or an authenticating agent under the Indenture referred to on the reverse hereof by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Pages Follow]

Exhibit A - Page 2

IN WITNESS WHEREOF, the Company has caused this Note to be to be duly executed as of the date set forth below.

Date: May 9, 2011

PENTAIR, INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit A - Page 3

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Exhibit A - Page 4

(Reverse of Note)

PENTAIR, INC.

5.000% SENIOR NOTE DUE 2021

1.             This Note is one of a duly authorized issue of securities of the Company designated as its 5.000% Senior Notes due 2021 (the “Notes”) limited in aggregate principal amount to $500,000,000 issued and to be issued under an indenture, dated as of May 2, 2011, between the Company and Wells Fargo Bank, National Association, as trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), and the first supplemental indenture, dated as of May 9, 2011 (the “Base Indenture,” as so supplemented and as it may be further supplemented or amended from time to time, is herein referred to as the “Indenture”), between the Company, the guarantors named therein and the Trustee.  Reference is hereby made to the Indenture for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered. The indebtedness of the Company evidenced by the Notes, including the principal thereof and interest thereon (including post-default interest), will constitute unsecured and unsubordinated indebtedness of the Company and will rank equally in right of payment with all of the Company’s current and future unsecured and unsubordinated indebtedness.

2.                                       The Notes are subject to redemption, in whole or in part, from time to time, at the Company’s option at a Redemption Price equal to the greater of:

(i)                                     100% of the principal amount of the Notes to be redeemed, and

(ii)                                  the sum of the present values of the Remaining Scheduled Payments of the Notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points.

At any time on or after the date that is three months prior to the Maturity Date, the Company may redeem the Notes, in whole or in part from time to time, at its option, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed.

In each case, the Company will also pay the accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

If the CPT acquisition is not consummated by July 31, 2011, the Notes shall be redeemed on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price.  The Company, or the Trustee, at the written direction of the Company, on the Company’s behalf, shall prepare and mail a notice of redemption to each Holder within five Business Days after the occurrence of the event triggering such redemption. The Trustee shall give notice reasonably promptly after receiving written direction to give such notice. On and after the Special Mandatory Redemption Date, interest shall cease to accrue on the Notes (unless the Company

Exhibit A - Page 5

defaults in the payment of the Special Mandatory Redemption Price). On or before the Special Mandatory Redemption Date, the Company shall deposit with a Paying Agent money sufficient to pay the Special Mandatory Redemption Price.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations.

“CPT” means Clean Process Technologies, a division of Norit Holding B.V.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are primary U.S. Government securities dealers), and their respective successors, or if at any time any of the above is not a primary U.S. Government securities dealer, the Company will substitute therefore another primary U.S. Government securities dealer, and (ii) two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“Special Mandatory Redemption Date” means the date 15 calendar days, or the next  Business Day if such date is not a Business Day, following the  earlier to occur of (1) July 31, 2011 if the CPT acquisition has not been consummated on or prior to such date or (2) the date, if any, that the Company’s acquisition agreement for CPT is terminated.

Exhibit A - Page 6

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the Notes together with accrued and unpaid interest, if any, from the date of original issuance to, but not including, the Special Mandatory Redemption Date.

“Treasury Rate” means, for any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis), computed as of the second Business Day immediately preceding that Redemption Date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

Any notice to Holders of Notes of a redemption pursuant to this paragraph 2 hereof will include, among other things set forth in the Indenture, the Redemption Date, the Redemption Price or the Special Mandatory Redemption Price, the amount of accrued and unpaid interest to the Redemption Date, and the name and address of the Paying Agent.

3.             Upon the occurrence of a Change of Control Triggering Event, unless the Company has given written notice with respect to a redemption of the Notes pursuant to paragraph 2 of this Note, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

4.             The payment of the principal of and interest on the Notes will be fully and unconditionally guaranteed by the Guarantors, on the terms set forth in the Indenture.

5.             If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

6.             The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantors and the rights of the Holders of Notes under the Indenture at any time by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in aggregate principal amount of Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

7.             No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

Exhibit A - Page 7

8.             As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Securities Register of the Company, upon surrender of this Note for registration of transfer at the Corporate Trust Office, duly endorsed by, or accompanied by a written instruction of transfer in form satisfactory to the Company, and duly executed by the Holder hereof or such Holder’s attorney, duly authorized in writing, on which instruction the Company can rely, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

9.             The Notes are issuable only in fully registered form, without coupons, in minimum denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000. As provided in the Indenture, and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes in authorized denominations, as requested by the Holder surrendering the same.

10.           No service charge shall be made to the Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

11.           Prior to the due presentment of this Note for registration of transfer or exchange, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

12.           Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

13.           The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14.           No past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of  the Company or of the Guarantors under the Notes, the Indenture, the Securities Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

15.           This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

Exhibit A - Page 8

16.           Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUT (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.           Each Holder of this Note covenants and agrees by such Holder’s acceptance thereof to comply with and be bound by the foregoing provisions.

18.           THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THERETO.  EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

19.           All capitalized terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Exhibit A - Page 9

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing                                                                         attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Signature:

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A - Page 10

Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The following increases or decreases in principal amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian

Exhibit A - Schedule I